EXHIBIT 2.1

 MERGER AGREEMENT AND SUPPLEMENTAL AGREEMENT DATED JUNE 17, 1997
           AND LETTER OF AMENDMENT DATED JUNE 27, 1997



               U.S. Health Management Corporation

               110 Marcus Dr., Melville, NY 11747
              Tel: 516/694-2816  fax: 526/694-4054


                         June 27, 1997



Affordable Diagnostics Inc.            ("Affordable")
Bronx Diagnostic Imaging, LLC          ("Bronx Diagnostic")
Yonkers Diagnostic Imaging, LLC        ("Yonkers Diagnostic")
N.E. Medical Billing Services, Inc.    ("N.E. Billing")
Magnetic Connections                   ("Magnetic")
Nicholas Canosa                        ("N. Canosa")
Rocco Vozza                            ("R. Vozza")
Anthony R. Evans                       ("A. Evans")
Franklin S. Canosa                     ("F. Canosa")
Anthony Tenore                         ("A. Tenore")

c/o Affordable Diagnostics, Inc.
RD 2, Route 121
Brewster, New York 10509


                       LETTER OF AMENDMENT

Gentlemen:

              This letter, when executed by all appropriate parties, will serve to confirm their agreement to amend, modify and supplement, as hereinafter set forth, the Agreement of Merger dated June 17, 1997 ("Merger Agreement") between Affordable and HMCM Inc., a Delaware corporation ("HMCM - Delaware") and the Supplemental Agreement of the same date ("Supplemental Agreement") among Affordable, Bronx Diagnostic, Yonkers Diagnostic, N.E. Billing, Magnetic, N. Canosa, R. Vozza, A. Evans, F. Canosa and A. Tenore (hereinafter together sometimes referred to as the "Selling Parties") and U.S. Health Management Corporation ("HMC") and HMCM
- Delaware.

              1.  The Merger Agreement and the Supplemental
Agreement are amended to substitute for HMCM - Delaware a New York corporation of the same name, HMCM Inc. ("HMCM - New York") as the entity into which Affordable will be merged.

              2. Notwithstanding the provisions of Section 4 of the Supplemental Agreement, Affordable will assume the indebtedness of Bronx Diagnostic, Yonkers Diagnostic, N.E. Billing and Magnetic to N. Canosa, A. Evans, R. Vozza and A. Tenore, to the extent such indebtedness is reflected on Exhibit A to the Supplemental Agreement. All of such indebtedness shall be deemed fully satisfied upon the effective date, June 30, 1997 ("Effective Date") of the merger between HMCM - New York and Affordable, and
N. Canosa, A. Evans, R. Vozza and A. Tenore expressly release HMCM
- New York and Affordable from all of said indebtedness effective on the Effective Date.

              3. In lieu of the escrow agreement with Smith Barney Inc. as escrow agent as contemplated in Section 5 of the Supplemental Agreement, the parties will enter into a mutually agreeable alternative arrangement to effectuate as nearly as possible the intent of the parties reflected in said Section 5 of the Supplemental Agreement.

              4.  Supplementing the provision of Section 2,
Section 6(d) and Exhibit K of the Supplemental Agreement, Affordable, Bronx Diagnostic, Yonkers Diagnostic, N.E. Billing and Magnetic represent that the shares of Common Stock of Affordable issued and outstanding immediately prior to the sale of the assets of Bronx Diagnostic, Yonkers Diagnostic, N.E. Billing and Magnetic to Affordable were owned by N. Canosa, A. Evans, R. Vozza, F. Canosa and A. Tenore and that the shares of Common Stock of Affordable issued and outstanding immediately prior to the merger with HMCM - New York were owned by N. Canosa, A. Evans, R. Vozza,
F. Canosa and A. Tenore.

              5. Any allocation of the purchase price to the assets of Affordable which may be required in connection with the merger of Affordable and HMCM - New York will be determined by HMCM - New York and HMC in accordance with generally accepted accounting principles. Any allocation required in connection with the acquisition by Affordable of the assets of Bronx Diagnostic, Yonkers Diagnostic, N.E. Billing and Magnetic shall be in accordance with generally accepted accounting principles and be mutually agreed upon by the Selling Parties and HMC and HMCM - New York.

              6. The Selling Parties agree they will use their best efforts to obtain within 30 days of the date hereof any consents to assignments of leases, contracts and other agreements which are required, as or may be requested by HMCM, but have not as of the date hereof been obtained in connection with the transactions contemplated by the Merger Agreement and Supplemental Agreement, as amended by the Letter Amendment.

                                Very truly yours,

                                U.S. HEALTH MANAGEMENT CORPORATION

                             By:  /s/ Timothy  Damadian, President
                                  Timothy  Damadian, President


                                HMCM INC. (Delaware)

                             By:  /s/ Timothy  Damadian, President
                                  Timothy  Damadian, President




                                HMCM INC. (New York)

                             By:  /s/ Timothy  Damadian, President
                                  Timothy  Damadian, President

AGREED:

AFFORDABLE DIAGNOSTICS, INC.

By:  /s/ Nicholas Canosa
     Nicholas Canosa


BRONX DIAGNOSTIC IMAGING, LLC

By:  /s/ Nicholas Canosa
     Nicholas Canosa


YONKERS DIAGNOSTIC IMAGING, LLC

By:  /s/ Nicholas Canosa
     Nicholas Canosa


N.E. MEDICAL BILLING SERVICES, INC.

By:  /s/ Nicholas Canosa
     Nicholas Canosa


MAGNETIC CONNECTIONS

By:  /s/ Nicholas Canosa
     Nicholas Canosa

/s/ Nicholas Canosa
NICHOLAS CANOSA

/s/ Rocco Vozza
ROCCO VOZZA

/s/ Anthony R. Evans
ANTHONY R. EVANS

/s/ Franklin S. Canosa
FRANKLIN S. CANOSA

/s/ Anthony Tenore
ANTHONY TENORE










                   AGREEMENT OF MERGER BETWEEN

            AFFORDABLE DIAGNOSTICS INC. AND HMCM INC.


              AGREEMENT OF MERGER dated as of June 17, 1997, by and between Affordable Diagnostics Inc., a New York corporation ("ADI"), and HMCM Inc., a Delaware corporation ("Subsidiary"), said two corporations being herein collectively referred to as the "Constituent Corporations."

              The authorized capital stock of ADI consists of 200 shares of common stock, no par value per share (the "ADI Common Stock"). As of June 17, 1997, an aggregate of 200 shares of ADI Common Stock (and no other capital stock, options or other equity interests in ADI) were issued and outstanding and no shares of ADI Common Stock were held in the treasury of ADI.

              The authorized capital stock of Subsidiary consists of 1,500 shares of common stock, par value $.01 per share (the "Subsidiary Common Stock"), all of which shares are issued and outstanding and are owned by U.S. Health Management Corporation, a Delaware corporation ("HMC"). HMC is a wholly owned subsidiary of Fonar Corporation, a Delaware corporation ("Fonar").

              The respective Boards of Directors of ADI,
Subsidiary, HMC and Fonar deem the merger of ADI with and into Subsidiary (the "Merger") pursuant to the terms and conditions of this Agreement of Merger to be desirable and in the best interests of their respective shareholders. The Boards of Directors and shareholders of ADI and Subsidiary have approved this Agreement of Merger.

              Concurrently with the execution and delivery of this Agreement of Merger ADI, Subsidiary, HMC and other interested parties are entering into a Supplemental Agreement dated as of the date hereof (the "Supplemental Agreement") setting forth certain representations, warranties, covenants and agreements relating to the Merger provided for herein.

              In consideration of the premises and of the mutual covenants and agreements herein contained, and for the purpose of prescribing the terms and conditions of the Merger, the mode of carrying the same into effect, the manner and the basis for converting the shares of ADI Common Stock into the right to receive shares of Fonar Common Stock and such other details and provisions as are deemed necessary or desirable, ADI and Subsidiary have agreed and do hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

                            ARTICLE I

              In accordance with the provisions of this Agreement of Merger , the Delaware General Corporation Law and the New York Business Corporation Law, ADI shall be merged with and into Subsidiary, which shall be and is herein sometimes referred to as the "Surviving Corporation." The Surviving Corporation shall continue its corporate existence as a Delaware corporation and its name shall continue to be HMCM Inc.

                            ARTICLE II

              (a) Except as herein specifically set forth or as otherwise provided by law, the identity, existence, rights, privileges, powers, immunities, purposes and franchises, both public and private, of Subsidiary shall continue in effect and be unimpaired by the Merger and the rights, privileges, powers, immunities, purposes and franchises, both public and private, of ADI shall be merged into Subsidiary and Subsidiary shall, as the Surviving Corporation, be fully vested therewith. The separate existence and the corporate organization of ADI shall cease when the Merger shall become effective.

              (b) This Agreement of Merger and the Merger shall become effective when the following actions shall have been completed: (i) all conditions to the effectiveness of the Merger contained in this Agreement of Merger, the Supplemental Agreement or any subsequent agreement between the parties shall have been satisfied or waived and (ii) Certificates of Merger of ADI and Subsidiary (the "Certificates of Merger") and any other documents required by the Delaware General Corporation Law and New York Business Corporation Law shall have been executed and verified, to the extent required under applicable law, and filed in the offices of the Departments of State of the States of Delaware and New York in accordance with, the Delaware General Corporation Law and New York Business Corporation Law. Said Certificates of Merger shall specify that June 30, 1997 (or such other mutually agreeable date) will be the effective time of the merger. The date and time when the Merger shall become effective as aforesaid is herein referred to as the "Effective Time of the Merger."


                           ARTICLE III

              (a) The manner and basis of converting the shares of ADI Common Stock into the right to receive shares of Fonar
Common Stock shall be as follows:

                   (i)  Each share of Subsidiary Common Stock
which shall be outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of HMC, the sole shareholder of Subsidiary, be converted into, and shall become outstanding as, one share of common stock, par value $0.01 per share, of the Surviving Corporation.

                   (ii)  The shares of ADI Common Stock which
shall be issued outstanding immediately prior to the Effective Time of the Merger, shall, by virtue of the Merger and without any action on the part of the holders thereof, be deemed canceled and the holders thereof shall cease to have any rights with respect thereto except the right to receive in the aggregate 2,740,000 shares of Common Stock of Fonar Corporation from the Surviving Corporation in lieu of the issued and outstanding shares of ADI Common Stock in the manner hereinafter provided.

              (b) After the Effective Time of the Merger, the holders of the certificates theretofore representing shares of issued and outstanding ADI Common Stock shall surrender such certificates to the Surviving Corporation or such disbursing agent as may be appointed by HMCM or HMC and receive in exchange the shares of Fonar Common Stock. It shall be a condition of such exchange that the certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that all applicable transfer and other taxes shall have been paid. The shares of Fonar Common Stock shall be issued in accordance with the terms of the Supplemental Agreement and be subject to the escrow, contingency and other applicable restrictions, terms and conditions contained in the Supplemental Agreement.


                            ARTICLE IV

              At the Effective Time of the Merger the separate existence of ADI shall cease and the Surviving Corporation shall possess all the rights, privileges, powers, immunities, purposes and franchises, both public and private, of each of the Constituent Corporations; all real property and personal property, tangible and intangible, of every kind and description, belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation without further act or deed, and the title to any real estate, or any interest therein, vested in either Constituent Corporation shall not revert or be in any way impaired by reason of such Merger; the Surviving Corporation shall be liable for all the obligations and liabilities of each of the Constituent Corporations, and any claim existing or action or proceeding pending by or against either Constituent Corporation may be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon or security interests in the property of either Constituent Corporation shall be impaired by the Merger.


                            ARTICLE V

              If, at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest, perfect or confirm, on record or otherwise, in the Surviving Corporation title to or possession of any property or right of ADI acquired or to be acquired by reason of, or as a result of, the Merger, or otherwise to carry out the purpose of this Agreement of Merger, ADI and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation, or otherwise to carry out the purpose of this Agreement of Merger, and the proper officers and directors of the Surviving Corporation shall be fully authorized in the name of ADI or otherwise to take any and all such action.


                            ARTICLE VI

              For the convenience of ADI and Subsidiary and to facilitate the execution, acknowledgment and filing of this Agreement of Merger and of the Certificates of Merger, any number of counterparts hereof and of the Certificates of Merger may be executed and each such counterpart shall be deemed to be an original instrument.

              At any time prior to the Effective Time of the Merger the Constituent Corporations may, by written agreement (a) extend the time for the performance of any of the obligations or other acts contained in this Agreement of Merger or in the Supplemental Agreement, (b) waive any inaccuracies in the representations or warranties contained in this Agreement of Merger or in the Supplemental Agreement or in any document delivered pursuant thereto and (c) waive compliance with any of the covenants or agreements contained in this Agreement of Merger or in the Supplemental Agreement. At any time prior to the Effective Time of the Merger, if authorized by their respective Boards of Directors and Shareholders, to the extent required by the Delaware General Corporation Law and New York Business Corporation Law, the Constituent Corporations may, by written agreement, amend or supplement any of the provisions of this Agreement of Merger. Any written instrument or agreement referred to in this paragraph shall be validly and sufficiently authorized for the purposes of this Agreement of Merger if signed on behalf of each of the Constituent Corporations by a person authorized to sign this Agreement of Merger.

              IN WITNESS WHEREOF, each of the Constituent
Corporations has caused this Agreement of Merger to be signed in its corporate name by its Chairman of the Board or President and its corporate seal to be affixed hereto all as of the date first above written.

                                  AFFORDABLE DIAGNOSTICS INC.


                                  By:  /s/ Nicholas Canosa
                                       Nicholas Canosa, President
(Corporate Seal)

Attest:

/s/ Rocco Vozza
Rocco Vozza
                                  HMCM INC.


                                  By:  /s/ Timothy R. Damadian
                                       Timothy R. Damadian, President

(Corporate Seal)

Attest:

/s/ Henry Meyer
Henry Meyer







                      SUPPLEMENTAL AGREEMENT

    AGREEMENT, dated June 17, 1997, between U.S. HEALTH MANAGEMENT CORPORATION ("HMC"), a Delaware corporation having its principal place of business in Melville, New York, HMCM INC., a Delaware corporation wholly owned by HMC ("Subsidiary"), AFFORDABLE DIAGNOSTIC INC., a New York corporation having its principal place of business in Brewster, New York ("Affordable"), BRONX DIAGNOSTIC IMAGING, LLC, a limited liability company having its principal place of business in the Bronx, New York ("Bronx Diagnostic"), MAGNETIC CONNECTIONS, a New York General Partnership having its principal place of business in Brewster, New York ("Magnetic"), YONKERS DIAGNOSTIC LLC, a New York limited liability company having its principal place of business in Yonkers, New York ("Yonkers Diagnostic"), N.E. MEDICAL BILLING SERVICE, a New York corporation having its principal place of business in Riverdale, New York ("N.E. Billing") and Nicholas Canosa, Rocco Vozza, Anthony R. Evans, Franklin S. Canosa and Anthony Tenore, comprising all of the shareholders, members and partners in Affordable, Bronx Diagnostic, Magnetic Connections, Yonkers Diagnostic and N.E. Billing (hereinafter sometimes referred to as the "Affordable Shareholders").

    1. Merger and Related Transactions. Affordable Diagnostics will merge into Subsidiary (the "Merger") pursuant to the terms of the Agreement of Merger being executed and delivered concurrently herewith ("Merger Agreement"). On the effective date of the Merger (the "Effective Date"), the shares of the Common Stock, par value $.0001 per share ("Fonar Common Stock") of Fonar Corporation ("Fonar") to which the shareholders of Affordable Diagnostic are entitled pursuant to the terms of the Merger will be delivered to Smith Barney Inc., or other mutually agreeable escrow agent, to be held in escrow pursuant to the terms of this Agreement and the Escrow Agreement. Prior to the Effective Date, with the exception only of those assets described in Exhibit A hereto, Bronx Diagnostic, Yonkers Diagnostic, Magnetic Connections and N.E. Billing Service (the "Selling Management Companies") will sell, convey, transfer, assign and deliver to Affordable, and Affordable will purchase from the Selling Management Companies, all of the assets and properties of the Selling Management Companies of every kind and description, real, personal or mixed, tangible or intangible, wherever situated and the Selling Management Companies' respective businesses as going concerns, including, without limitation, the following:

              (a) Real Property. The real property of the Selling Management Companies, wherever located, including, without limitation, that described in Exhibit B attached hereto, together with all buildings and improvements thereon.

              (b)  Machinery, Equipment, Et Cetera.  All
machinery, equipment, vehicles, furniture, fixtures, medical devices, instruments and other tangible personal property owned by the Selling Management Companies on the closing of the sale to Affordable ("Affordable Closing") including, without limitation, all such personal property listed in the schedule attached hereto as Exhibit C.

              (c) Inventories. All inventories and supplies owned by the Selling Management Companies, wherever located and whether or not consigned, and not sold, used or otherwise disposed of by the Selling Management Companies in the ordinary course of business between the date hereof and the Affordable Closing.

              (d) Cash; Accounts Receivable. All cash on hand and bank deposits owned by the Selling Management Companies and all accounts receivable owing to the Selling Management Companies as of the Affordable Closing.

              (e) Contracts. All right, title and interest of the Selling Management Companies in, to and under all executory contracts and other agreements of the Selling Management Companies, all leases of real or personal property, including, without limitation, all those listed in Exhibits E, F-1 and F-2 hereto.

              (f) Intangible Assets, Names, Trademarks, Etc. All intangible assets of the Selling Management Companies, including, without limitation, the corporate names or designations, all trademarks, trade names, copyrights and other statutory rights of the Selling Management Companies and all referring physician lists, customer lists, patient lists and other business information and know-how possessed by the Selling Management Companies.

              (g)  Claims.  All claims of every kind and
description which the Selling Management Companies have, may have, or be entitled to the benefit of, against any other person or entity.

              (h) Books and Records. All files, books, records and other documents maintained by the Selling Management Companies relating to their respective businesses and affairs, including all financial books and records, referring physician lists, customer lists and patient files and information.

              The Selling Management Companies will deliver to Affordable such bargain and sale deeds with covenants against grantor's acts, bills of sale with covenants of warranty, endorsements, assignments and other instruments as, in the opinion of HMC's and Affordable's counsel, shall be effective to vest in Affordable good and marketable title (subject to the mortgages, assignments, liens and encumbrances, restrictions and defects disclosed in this Agreement and the Exhibits hereto) to the assets to be sold to Affordable hereunder. Alternatively, the parties to this Agreement may effectuate the foregoing acquisition through another mutually agreeable transaction such as a merger or exchange of stock.

    2. Consideration to Selling Management Companies; Allocation. The purchase price of the assets to be sold by the Selling Management Companies to Affordable shall be ___________ shares of the Common Stock of Affordable to be divided among the Selling Management Companies as follows: Bronx Diagnostic, ____________ shares; Yonkers Diagnostic, ___________ shares; Magnetic Connections, ______________ shares; N.E. Billing Service, ____________ shares. [The Selling Management Companies shall provide these numbers by June 24, 1997.] In addition, Affordable Diagnostics shall assume certain liabilities as described in
Section 3 below. Any allocation of the purchase price to be made shall require the agreement of HMC, Subsidiary, Affordable and the Selling Management Companies to be reached on or before the Affordable Closing. As soon as possible after the Affordable Closing, the parties shall each review the allocation made by such agreement and, if any change in such allocation is deemed by the parties to be required by reason of events not known at the time thereof, then the parties shall make any such further adjustment in such allocation as may be mutually agreed.

    3.  Assumption of Certain Liabilities and Obligations by
Affordable. Affordable hereby agrees, effective upon the Affordable Closing, to assume and pay or discharge, to the extent that they have not been satisfied prior to the Affordable Closing, the following:

              (a) those liabilities and obligations of the Selling Management Companies which are specified in the list of liabilities of the Selling Management Companies included on Schedule A to Exhibit L attached hereto;

              (b) those liabilities and obligations of Selling Management Companies arising in the ordinary conduct of the business of the Selling Management Companies after the date hereof and prior to the Affordable Closing which are identified and added as Schedule B to Exhibit L in accordance with an agreement of the parties to be reached on or before the Affordable Closing, it being understood that any such liabilities and obligations to be added as Schedule B shall have been incurred in compliance with any restrictions hereinafter provided on the conduct of the Selling Management Companies' businesses after the date hereof.

    4. No General Assumption; Excluded Liabilities. Affordable will not assume, be bound by or agree to pay, perform or discharge any liabilities or obligations, fixed or contingent, of the Selling Management Companies of any kind or nature whatsoever, and whether incurred, accrued or arising prior to or after the Affordable Closing, except for those which are expressly assumed by the Buyer pursuant to the provisions of Section 3 above. All such liabilities or obligations of the Selling Management Companies not assumed by Affordable hereunder shall remain the sole responsibility of the Selling Management Companies. Furthermore, and notwithstanding any provision of Section 3 to the contrary, Affordable will assume no liability or obligation in respect of without limitation:

              (a) any contract, lease or agreement as to which Seller is unable to obtain necessary consents to assignment or sublease except for those, if any, which Affordable and HMC agree in writing should be assumed by Affordable the Affordable Closing;

              (b) debts, liabilities, contracts, or obligations of the Selling Management Companies not disclosed to HMC in writing prior to the Affordable Closing which are required to be so disclosed by the terms of this Agreement; or

              (c)  the indebtedness of the Selling Management
Companies to their equity owners, which debt is disclosed on Exhibit A hereto.


    5.  Effective Date of Merger.  The Effective Date of the
Merger shall be June 30, 1997, or at such other time as HMC and Affordable may mutually agree in writing.
              On the Effective Date:

              (a) Surrender of Affordable Stock Certificates. Each holder of a certificate or certificates representing issued and outstanding shares of Affordable Common Stock shall surrender such certificate or certificates to Subsidiary or other disbursing agent as provided in the Merger Agreement.

              (b) Delivery of Fonar Common Stock. Upon receipt of certificates representing all of the outstanding Affordable
Common Stock, Subsidiary shall deliver certificates representing the Fonar Common Stock as provided in the Merger to the shareholders of Affordable in escrow as follows:

                   (i) Restricted Escrowed Shares. One Million Seven Hundred Sixty-Four Thousand (1,764,000) shares (the "Restricted Escrowed Shares"), registered in the names of the Affordable Shareholders or their assigns as reflected in Exhibit I-1, will be delivered to Smith Barney Inc., as escrow agent, or other mutually agreed upon party (the "Escrow Agent"), and held in escrow in accordance with the terms hereof and the escrow agreement to be entered into with the Escrow Agent giving effect to the applicable provisions of this Agreement (the "Escrow Agreement"). The Escrow Agreement shall be prepared by counsel to HMC and be in form satisfactory to the parties thereto. HMC and Subsidiary shall take all steps required at their sole cost and expense to register the Restricted Escrowed Shares under the Securities Act of 1933, as amended ("Securities Act"), as soon as practicable following the Closing. The Affordable Stockholders shall cooperate with HMC and Subsidiary and provide them with any information required from them to so register the Restricted Escrowed Shares, at HMC's and Subsidiary's expense if any expense is entailed. Except to the extent that certain shares are to be held in escrow and subject to offset as provided in Paragraph 15, after the Restricted Escrowed Shares have been so registered they may be sold by the Escrow Agent in accordance with the instructions of the registered owners of the shares at any time, provided, however, that the aggregate number of Restricted Escrowed Shares which may be sold on any day shall be limited to the lesser of 15,000 shares or fifteen percent (15%) of the trading volume of Fonar's Common Stock (as reported on the NASDAQ System) on the previous trading day. Upon the sale of any Restricted Escrowed Shares, the net proceeds of the sale (net of commissions and fees) shall be distributed to the registered owner of the shares sold.

                   (ii) Registered Shares. Four Hundred Thousand (400,000) shares will be delivered to the Affordable Shareholders or their assigns as designated on Exhibit I-2 (the "Registered Shares"). Such shares will be registered under the Securities Act and may be sold by the registered owners thereof at any time, provided, however, that the aggregate number of the Registered Shares and Restricted Escrowed Shares which may be sold on any day shall be limited to the lesser of 15,000 shares or fifteen percent (15%) of the trading volume of Fonar's Common Stock (as reported on the NASDAQ System) on the previous trading day. Each Affordable Shareholder and his assigns listed on Exhibit I-2 shall agree prior to Closing to observe such restrictions on the sale of Fonar Common Stock delivered under this Agreement.

              (c) Payment of Contingent Portion of Purchase Price by Buyer. Upon receipt of certificates representing all of the outstanding Affordable Common Stock, Subsidiary shall deliver to the Escrow Agent 576,000 shares of Fonar Common Stock registered in the name of the Affordable Shareholders or their assigns as set forth in Exhibit I-3, to be held in accordance with the terms hereof and the Escrow Agreement (the "Contingent Escrowed Shares"). Neither the Affordable Shareholders nor their assigns, however, shall have any rights or interests in the Contingent Escrowed Shares unless and until certain financial goals are reached as hereinafter provided. In the event that either the average monthly cash receipts or average monthly net revenue (revenue less reserves for bad debt and other adjustments to revenue made in accordance with generally accepted accounting principles) generated by the assets and the businesses transferred by Affordable to the Subsidiary through the Merger hereunder (said assets shall include the Picker 1.0 mobile unit for defined mobile routes or fixed sites in which the mobile unit scans) over the 12-month period from July 1, 1997 through June 30, 1998 ("Average Monthly Performance") is $375,000 or less, all of the Contingent Escrowed Shares will be returned to the Subsidiary. In the event that the Average Monthly Performance for both cash receipts and net revenue is $400,000 or more, none of the Contingent Escrowed Shares will be returned to Subsidiary. HMC and Subsidiary shall endeavor to cooperate with and consult with the former management of the Acquired Companies with respect to issues of billing and services to patients as they relate specifically to the areas of Workers Compensation and no fault insurance law. The following chart shows the number of Contingent Escrowed Shares which will be returned to Subsidiary at different levels of Average Monthly Performance between $375,000 and $400,000. Where the Average Monthly Performance numbers for net revenue and cash receipts are different, the lesser number shall be determinative of the number of Contingent Escrowed Shares to be returned to Subsidiary in accordance with the chart below. Notwithstanding the foregoing any reduction in the Average Monthly Performance amounts attributable to the negligence of Subsidiary and HMC in the billing and collection of accounts shall not be taken into account in determining the number of Contingent Escrowed Shares to be returned to Subsidiary.

  Average Monthly Performance      Number of Shares to be Returned

  $375,001 - $377,500                        480,000
  $377,501 - $380,000                        432,000
  $380,001 - $382,500                        384,000
  $382,501 - $385,000                        336,000
  $385,001 - $387,500                        288,000
  $387,501 - $390,000                        240,000
  $390,001 - $392,500                        192,000
  $392,501 - $395,000                        144,000
  $395,001 - $399,999                         96,000

              Except to the extent that certain shares are to be held in escrow and subject to offset as provided in Paragraph 15, the Contingent Escrowed Shares remaining in escrow following June 30, 1998 may be sold by the Escrow Agent in accordance with the instructions of the registered owners of the shares at any time, provided, however, that the aggregate number of Contingent Escrowed Shares, Registered Shares and Restricted Escrowed Shares which may be sold on any day shall be limited to the lesser of 15,000 shares or fifteen percent (15%) of the trading volume (as reported on the NASDAQ System) of Fonar's Common Stock on the previous trading day. Upon the sale of any Contingent Escrowed Shares, the net proceeds of the sale (net of commissions and fees) shall be distributed to the registered owners of the shares sold. HMC and Subsidiary shall take all steps required at their sole cost and expense to register the Contingent Escrowed Shares under the Securities Act prior to June 30, 1998. The Affordable Shareholders and their assigns shall cooperate with HMC and Subsidiary and provide them with any information required from them to so register the Contingent Escrowed Shares, at HMC and Subsidiary's expense, if any expense is entailed. HMC and Subsidiary shall file a registration statement on Form S-3 with the Securities and Exchange Commission no later than July 15, 1997 covering the Restricted Escrow Shares and Contingent Escrowed Shares. HMC and Subsidiary shall diligently pursue the registration and use their best efforts to cause said registration statement to become effective within three months. HMC and Subsidiary represent that Fonar Corporation is eligible to utilize Form S-3.

              (d) Increased Maximum. In the event that on any trading day the trading volume for Fonar Common Stock (as reported on the NASDAQ System) reaches 500,000 shares, then for that day the aggregate number of Contingent Escrowed Shares, Registered Shares and Restricted Escrowed Shares which may be sold shall be increased to 60,000 shares.

              (e)  Agreements with Key Persons.  Prior to the
Effective Date, the parties listed in Exhibit I-2 and their assignors shall enter into Consulting Agreements with HMC and Subsidiary in the form of Exhibit S hereto.

    6. Representations and Warranties by Acquired Companies. Affordable and the Selling Management Companies (hereinafter sometimes referred to as the "Acquired Companies") jointly and severally represent and warrant to HMC and Subsidiary as follows:

              (a) Organization and Standing of Affordable and the Selling Management Companies, Etc. Each of Affordable and N.E. Billing is a corporation duly organized validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Each of Bronx Diagnostic and Yonkers Diagnostic is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York, and has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Magnetic is a New York general partnership duly formed, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Complete and correct copies of each of Affordable's and N.E. Billing's certificate of incorporation, by-laws, stock books and minute books have been delivered to HMC and Subsidiary. Complete and correct copies of each of Bronx Diagnostic's and Yonkers Diagnostic's articles of organization, operating agreements, member lists and minute books have been delivered to HMC and Subsidiary. Complete and correct copies of Magnetic's partnership agreement have been delivered to HMC and Subsidiary. All amendments or restatements of the foregoing certificates of incorporation, articles of organization, partnership agreements, by-laws, operating agreements and other organizational and governing instruments as presently in effect have been delivered to HMC and Subsidiary.

              (b) Authorization, Et Cetera. The execution and delivery of this Agreement and the Merger, sale of assets and all other transactions contemplated hereby have been duly authorized by each of the Acquired Companies. Each of the Acquired Companies will obtain all consents necessary to authorize the transactions contemplated hereby under any contract, indenture or other agreement to which such party is a party or by which it is bound. Each of the Acquired Companies shall also obtain any consents necessary to the transactions contemplated hereby under any of the contracts, leases and agreements to be continued by Subsidiary following the Merger by Subsidiary and make all necessary governmental and non-governmental registrations, filings and notifications.

              (c) Qualification. Each of the Acquired Companies is licensed or domesticated and in good standing as a foreign entity authorized to do business in each State wherein the character of the properties of the Acquired Company or the nature of the business transacted by the Acquired Company therein makes such qualification, licensing or domestication necessary.

              (d) Capitalization. Exhibit K sets forth the authorized shares, issued and outstanding shares and each shareholder of Affordable and N.E. Billing. In addition, Exhibit K sets forth all of the members of Bronx Diagnostic and Yonkers Diagnostic and all of the partners in Magnetic. There are no securities, notes, bonds, indentures or other instruments convertible into an equity interest and no options, warrants, contracts or other obligations to issue an equity interest in any of the Acquired Companies.

              (e) Subsidiaries. No Acquired Company owns any stock or other equity interest in any corporation, limited liability company, partnership or other entity.

              (f) Financial Statements. The Acquired Companies have delivered to HMC:

              (i) a schedule of liabilities for each of the Acquired Companies as at May 31, 1997, included as part of Exhibit M attached hereto.

              (ii)  a schedule of liabilities for each of
Jenissal, P.C., Intercounty Radiology, P.C., Eugene S. Barash, M.D., P.C., Flatbush Radiology, P.C., Balasic Medical, P.C. and Alan M. Balasic, M.D., P.C. (hereinafter sometimes referred to collectively as "Managed Companies and individually as a "Managed Company") as at May 31, 1997, included as part of Exhibit O attached hereto.

              (iii) copies (on computer disk delivered to HMC's accountants, Tabb, Conigliaro & McGann) of the general ledger files and all other accounting books and records for each of the Acquired Companies and Managed Companies for the years ended December 31, 1995 and December 31, 1996 and for the three-month period ended April 30, 1997; and

              (iv)  schedules of accounts receivable as at April
30, 1997 for each of the Managed Companies, together with aged trial balances and analysis of aged trial balances, included as Exhibit D.

As soon as practicable, but in no event later than five days prior to the Effective Date, the Acquired Companies will deliver to HMC and Subsidiary updated schedules of liabilities of the Acquired Companies, copies of updated general ledger files and all other accounting books and records of the Acquired Companies and Managed Companies and updated schedules of accounts receivable, aged trial balances and analysis of aged trial balances for the Managed Companies, in all cases, updated to a date no more than ten (10) days prior to the Effective Date.

All financial statements, schedules, and accounting records referred to above are, or will be when delivered, complete and correct in all material respects, prepared in accordance with proper accounting principles consistently followed throughout the periods indicated. The schedules of liabilities disclose or when delivered, will disclose, all liabilities, contingent or otherwise, of the Acquired Companies as at the dates thereof.

              (g)  Absence of Certain Changes.  Since April 30,
1997, there has not been:

              (i)  any change in the business, condition
(financial or otherwise), assets or liabilities of any Acquired Company or Managed Company, whether or not covered by insurance and whether or not arising from transactions in the ordinary course of business, which, individually or in the aggregate, has been materially adverse;

              (ii) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the business or prospects of any Acquired Company or Managed Company or any of the assets and properties of any Acquired Company or Managed Company;

              (iii) any increase in the compensation, pensions or other benefits payable or to become payable by any Acquired
Company or Managed Company to any of its officers or employees or any bonus payment or arrangement made to or with any thereof;

              (iv) any payment to any stockholder, member, partner, owner, director, officer or employee of any Acquired Company or Managed Company or member of his or her immediate family other than payments of salary pursuant to employment relationships existing prior to April 1, 1997;



              (v) any dividend, or distribution of any kind by or with respect to any Acquired Company or Managed Company, authorized, declared, paid or effected, or any direct or indirect redemption, purchase or other acquisition of the outstanding capital stock or other equity interests of any Acquired Company or Managed Company;

              (vi)  any event or condition of any character
materially and adversely affecting the business of any Acquired
Company or Managed Company; and

              (vii) the operations and business of the Acquired Companies and Managed Companies have been conducted in all respects only in the ordinary course and substantially in the manner in which they have been conducted since their respective formation and organization.

              (h) Accounts Receivable. All accounts receivable of the Managed Companies as shown on Schedule D and any schedule required to be delivered to HMC and Subsidiary prior to the Effective Date and all accounts receivable of the Acquired Companies and the Managed Companies as existing immediately prior to the effectiveness of the Merger constitute or will constitute bona fide receivables due and payable in the ordinary course of business, free of any and all defenses, counterclaims or offsets.

              (i) Tax Returns and Payments. All tax returns and reports of the Acquired Companies and Managed Companies required by law to be filed have been duly filed, and all taxes, assessments, fees and other governmental charges heretofore levied upon any properties, assets, income or franchises of the Acquired Companies and Managed Companies which are due and payable have been paid, other than those presently payable without penalty or interest as to which adequate reserves are currently maintained and reflected on the Acquired Companies' and Managed Companies' books and records and which have been disclosed to HMC and Subsidiary. An extension for the filing of the income tax returns for the Acquired Companies and Managed Companies for calendar year 1996 has been filed, but no income taxes for the Acquired Companies and the Managed Companies will be due for the 1996 calendar year. The charges, accruals and reserves on the books of the Acquired Companies and Managed Companies with respect to taxes for all fiscal periods are adequate and there is no actual or proposed tax assessment for any fiscal period or of any basis therefor. No extension of time for the assessment of deficiencies in any federal or state tax has been requested of or granted by any of the Acquired Companies or Managed Companies.

              (j) Real Property. The Acquired Companies own no real property. Exhibit F-1 attached hereto contains a summary description of all leases of any real property held by the Acquired Companies. All real property used by the Acquired Companies and the Managed Companies or any one of them in the conduct of their respective businesses is leased by one or more of the Acquired Companies. The Acquired Companies have delivered to HMC and Subsidiary copies of leases for all real property leased by the Acquired Companies. The Acquired Companies and Managed Companies enjoy peaceful and undisturbed possession under all of said leases. None of said leases contains any unusual or burdensome provision which might materially and adversely affect the operation or use of the property so leased. All of such leases are valid and subsisting and none of them is in default. All real property leased and referred to in Exhibit F-1 and the operation thereof conform in all material respects with all applicable ordinances, regulations and building, zoning and other laws which may affect the use of the property. No toxic, medically hazardous or radioactive materials are used in or produced by any operations of the Acquired Companies and Managed Companies and no such materials are disposed of or stored on any properties owned or leased by the Acquired Companies or the Managed Companies.

              (k) Personal Property. All personal properties and assets used, or held for use, in the Acquired Companies' and Managed Companies' respective businesses are reflected in Exhibit C and are included among the assets and properties to be transferred to Subsidiary pursuant to the Merger except for those assets specifically excluded and set forth in Exhibit A hereto. One or more of the Acquired Companies has good and marketable title to each of said items of personal property and assets, in each case subject to no mortgage, pledge, lien, conditional sale agreement, encumbrance or charge, except as set forth in Exhibit C attached hereto. None of said personal properties or assets is held by an Acquired Company as lessee under or subject to any lease or as conditional vendee under any conditional sale or other title retention agreement, except as set forth in Exhibit F-2.
All accounts and notes receivable (after provision for bad debts reflected thereon) have been collected or are and will be good and collectible at the aggregate recorded amounts thereof, subject to no counterclaims or set-offs, and can reasonably be anticipated to be paid within ninety (90) days of the date incurred except where otherwise indicated on the schedule of accounts receivable attached hereto as Exhibit D. All inventory and supplies are usable on a normal basis in the existing businesses of the Acquired Companies and the Managed Companies. There have been no acquisitions or dispositions of any inventory or supplies since April 30, 1997 except in the ordinary course of business.

              (l) Energy and Materials. No Acquired Company or Managed Company has received any notice or other communication, whether formal or informal, from any supplier of gas, oil or electric power or of supplies or other materials used in its business or operations to the effect that any such energy source, supplies or material will become unavailable to an extent which might impair the continued conduct of its business or operations at the greater of their current or historic levels.

              (m) Insurance. All property and operations of the Acquired Companies and Managed Companies are adequately insured with responsible insurers against all risks normally insured against by companies in similar lines of business. The insurance policies currently maintained by the Acquired Companies and Managed Companies are listed on Exhibit N hereto and each is fully paid for periods extending in all cases beyond the Effective Date.

              (n) Disclosure. Neither this Agreement nor any certificate, list or other instrument purporting to disclose facts germane to the businesses of the Acquired Companies and Managed Companies delivered or to be delivered to HMC or Subsidiary by or on behalf of the Acquired Companies and Managed Companies pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact. There is no fact directly related to the Acquired Companies' and Managed Companies' businesses known to them which materially and adversely affects the business, properties, operations, condition or prospects, financial or otherwise, of any one or more of them, which has not been set forth in this Agreement or in the other documents, certificates and statements already furnished to HMC and Subsidiary by or on behalf of the Acquired Companies and Managed Companies in connection with the transactions contemplated hereby.

              (o)  Contracts.  With the exception of those
contracts and commitments listed in Exhibits E, F-1, F-2 and N, no Acquired Company or Managed Company is a party to any contract or commitment, whether written or oral, other than:

              (i)  Turnkey License Agreements between
Yonkers Diagnostic and Balasic Medical, P.C., Affordable and Eugene S. Barasch, M.D., P.C., Bronx Diagnostic and Balasic Medical, P.C., Affordable and Intercounty Radiology, P.C., Bronx Diagnostic and Alan M. Balasic, M.D., P.C. and Yonkers Diagnostic and Flatbush Radiology, P.C., complete and correct copies of which have been delivered or will be delivered to HMC and Subsidiary;

               (ii)  orders for the purchase of supplies
entered into in the ordinary course of business not involving commitments to suppliers in the aggregate of more than One
Thousand United States Dollars (U.S. $1,000); and

              (iii) requests for scans, x-rays, other diagnostic procedures or other services requested and scheduled by patients or referring physicians, independently of any other agreement or contract.

The Acquired Companies and Managed Companies have delivered to HMC and Subsidiaries complete and correct copies of all written contracts or commitments listed in Exhibits E, F-1, F-2 and N. Each of the Acquired Companies and Managed Companies has complied fully with all the provisions of its outstanding agreements, contracts and commitments and is not in default under any of the terms thereof.

              (p) Patents, Trademarks, Et Cetera. The names or designations, all patents, trademarks, trade names, copyrights and other statutory rights of the Acquired Companies and Managed Companies are listed in Exhibit G. The Acquired Companies and the Managed Companies have all franchises, permits, licenses and other authority as are necessary to enable them to conduct their respective businesses as now being conducted and as proposed to be conducted, and none of them is in default under any of such franchises, permits, licenses or other authority. No Acquired Company or Managed Company has licensed any other person to use, or to have access to for any reason, any such rights.

              (q) Compliance with Law and Government Regulations. The Acquired Companies and Managed Companies are in compliance with all applicable statutes, regulations, decrees, orders, restrictions, guidelines and standards, imposed by the United States of America, and state, county, municipality or agency of any thereof, and any foreign country or government to which they or any of their respective operations may be subject, in respect of the conduct by them of their respective businesses as currently conducted and the ownership and operation of their respective properties.

              (r) Compensation. Attached hereto as Exhibit O is a true and complete list of all officers, and of all salaried persons employed by or for the account of the Acquired Companies and Managed Companies specifying the rate of compensation (including bonuses and commissions, if any) and position held by each such person.

              (s) Employee Stock Ownership Plan, Pension and Profit-Sharing Obligations. No Acquired Company or Managed Company has any pension, retirement pay, profit-sharing plan, incentive plan or other obligation for deferred compensation applicable to persons employed by it, whether or not such obligations are of a legally binding nature or in the nature of informal understandings, including, without limitation, any Employee Stock Ownership Plan and Trust.

              (t) Employee Benefit Plans. No Acquired Company or Managed Company has any employee benefit plans, except for health insurance for some individuals which will be prior to the Effective Date of the Merger without liability.

              (u) Labor Contracts, Et Cetera. No Acquired Company or Managed Company is a party to any collective bargaining or other labor union contract applicable to any persons employed by it. The Acquired Companies and Managed Companies know of no activities or proceedings of any labor union (or representatives thereof) to organize any of their employees, or of any threats of strikes or work stoppages by any of their employees.

              (v)  Litigation.  There is no litigation,
arbitration, proceeding or investigation pending or threatened which might, either individually or collectively, result in any material adverse change in the business or condition (financial or otherwise) of any of the Acquired Companies or the Managed Companies or in any of their respective properties or assets, or in any material liability on the part of any of them, or in any material change in any of their methods of doing business, or which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement and, to the best of their knowledge, there is no basis for any such litigation, arbitration, condemnation, proceeding or investigation. Each litigation, arbitration, proceeding or investigation which is pending or threatened with respect to any Seller is referred to in Exhibit P hereto.

              (w) Compliance with Other Instruments, Et Cetera. No Acquired Company or Managed Company is bound by any agreement or instrument or subject to any charter or other restriction which materially and adversely affects its business, properties, operations or condition, financial or otherwise. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation, or be in conflict with any term, of the certificate of incorporation, articles of organization, partnership agreement or other organizational instrument or the By-Laws, operating agreements or other governing documents of any Acquired Company or Managed Company. The Acquired Companies and the Managed Companies warrant that the consummation of the transactions contemplated hereby will not result in any violation of or be in conflict with any contract or other instrument to which any of them is a party, or by which it is otherwise bound.

              (x) Governmental Consent, Et Cetera. No consent, approval, authorization or order of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of any Acquired Company or Managed Company is required in connection with the execution and delivery of this Agreement or the carrying out of any transactions contemplated hereby.

              (y) Banks, Et Cetera. Attached hereto as Exhibit Q is a true and complete list of each bank in which funds of any Acquired Company or Managed Company are on deposit or in which any of them has a safety deposit box.

              (z) No Broker. No Acquired Company or Managed Company has employed any finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby, and the Acquired Companies will indemnify HMC and Subsidiary and hold them harmless against all liabilities, expenses, costs, losses and claims, if any, arising from the employment by, or services rendered to, any Acquired Company or Managed Company (or any allegation of any such employment by, or services rendered to any of them) of any finder, broker, agent or other intermediary in such connection.

              (aa) Conveyance of Entire Business. Upon the consummation of the Merger on the Effective Date, all of the assets and properties owned by or utilized in the conduct of the respective businesses of the Acquired Companies and the Managed Companies will be owned by Subsidiary, except for (i) the accounts receivable of the Managed Companies, which are subject to a first lien and security interest in favor of one or more of the Acquired Companies and (ii) any assets or properties specifically excluded as set forth on Schedule A. All such assets and properties will be free and clear of any mortgage, pledge, lien, conditional sale agreement, encumbrance or charge except as set forth in Exhibit C and none will be held by Subsidiary as lessee under or subject to any lease or as conditional vendee under any conditional sale or other title retention agreement, except as set forth in Exhibit F-2.

    7. Representations and Warranties of HMC and Subsidiary. HMC and Subsidiary represent and warrant as follows:

              (a) Organization and Standing. Each of HMC and Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.


              (b) Litigation, Et Cetera. There is no litigation, proceeding or investigation pending or threatened against HMC or Subsidiary which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement.

              (c) Compliance with Other Instruments. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation of or be in conflict with any term of the Certificate of Incorporation or By-Laws of HMC or Subsidiary or of any contract or other instrument to which either of them is a party, or of any judgment, decree, order, statute, rule or regulation applicable to either HMC or Subsidiary.

              (d)  Broker.  Neither HMC nor Subsidiary has
employed any finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby, and HMC and Subsidiary will indemnify the Acquired Companies and hold them harmless against all liabilities, expenses, costs, losses and claims, if any, arising from the employment by, or services rendered to, HMC or Subsidiary (or any allegation of any such employment by, or services rendered to, HMC or Subsidiary) of any finder, broker, agent or other intermediary in such connection.

    8.  Covenants of the Acquired Companies.  The Acquired
Companies and the Managed Companies covenant and agree with HMC and Subsidiary as follows:

              (a)  Access, Information and Documents.  The
Acquired Companies and Managed Companies will give to HMC and Subsidiary and their counsel, accountants and other authorized representatives, full access during normal business hours to all of the assets and properties of the Acquired Companies and Managed Companies hereunder, to each of their key personnel and persons with whom any of them does business and to all books, contracts, commitments and records of the Acquired Companies and the Managed Companies and will deliver to HMC and Subsidiary all such documents and copies of documents (certified, if requested) and information with respect to such properties and such businesses as HMC or Subsidiary from time to time may reasonably request. Without limiting the generality of the foregoing, each Acquired Company and Managed Company shall afford the representatives of
(i) Messrs. Tabb, Conigliaro & McGann, P.C., or other accountants appointed by HMC or Subsidiary such access and assistance as such accountants may reasonably request. The parties and their respective representatives mutually shall endeavor to conduct such examinations and appraisals in a manner designed to be at once the most efficient and the least disruptive of the Acquired Companies' and Managed Companies' conduct of business as is possible consistent with the due accomplishment of such examinations.

              (b)  Transition of Business Pending Effective Date.
It is the intention of the parties that the following principles shall govern the conduct of the businesses of the Acquired
Companies and Managed Companies.

              (i)  Conduct of Business Pending Closing.
Between the date hereof and the Closing:

              (A)  The Acquired Companies will keep HMC and
Subsidiary informed as to their and the Managed Companies' affairs and will consult with HMC and Subsidiary on all important matters pertaining to the businesses of the Acquired Companies and Managed Companies;

              (B) Each of the Acquired Companies and Managed Companies will continue to conduct its business diligently and only in the ordinary course and, except as otherwise requested by HMC or Subsidiary, will not take any action which will cause any change in the business or in the assets and properties any of the Acquired Companies and Managed Companies other than changes in the ordinary course of business;

              (C)  The Acquired Companies and the Managed
Companies will not enter into any contract or commitment relating to their respective businesses without the prior approval of HMC and Subsidiary, except for normal short-term commitments and purchases in the ordinary course of business not involving payment by or other liability or obligation on the part of any of them exceeding One Thousand United States Dollars (U.S. $1,000) in the aggregate; and

              (D) The Acquired Companies and Managed Companies will not increase the rates of pay or the size of normal bonuses of any personnel employed by any of them without the consent of HMC and Subsidiary, except for increases required under existing employment agreements, copies of which have been provided to HMC and Subsidiary prior to the date hereof.

              (ii) Business Organization, Et Cetera. Except as otherwise requested by HMC and Subsidiary, each Acquired Company and Managed Company will use its best efforts to (without making any commitment on behalf of HMC or Subsidiary) to preserve intact its business organization, including all of its personnel described in subparagraph (iii) below, and the goodwill of its customers, referring physicians, suppliers and others having relations with the Acquired Company or Managed Company.

              (iii)  Transfer of Personnel.  The Acquired
Companies shall use their best efforts to ensure that all supervisory personnel, technicians, accounting and marketing personnel, and, all executive personnel employed by the Acquired Companies shall become employees of Subsidiary as of the Effective Date, and Subsidiary will assume full responsibility for the payment of all salaries and wages accruing to such personnel during such periods after the Effective Date as such personnel shall be employed by Subsidiary, it being understood that Subsidiary shall not be under any obligation to continue any of such personnel in its employment.

              (iv) Sellers' Names. From and after the Effective Date, Subsidiary shall become entitled to the use of the corporate, partnership and other company names of the Acquired Companies. The Acquired Companies shall immediately after the Effective Date cease to use such names and shall execute all consents, assignments or other documents as may be required by Subsidiary in order to register its entitlement to such names in all jurisdictions in which Subsidiary may seek such registration.

              (c) Books and Records. At or immediately after the Effective Date, the Acquired Companies will turn over to Subsidiary, all customers' lists, physician lists, books of account, patient files and records, inventory records, personnel records and other books and records, including without limitation tax records and returns. The personnel of the Acquired Companies will cooperate in Subsidiary's obtaining necessary data in any manner which HMC and Subsidiary may reasonably request.

              (d) Non-Competition. For a period of five (5) years from and after the Effective Date, no Affordable Shareholder or Selling Management Company will directly or indirectly own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business anywhere in New York, Florida or New Jersey, or within a ten (10) mile radius of any MRI facility owned, operated or managed by HMC, Subsidiary, Raymond V. Damadian, M.D. MR Scanning Centers Management Company or any affiliate of any of them in any other jurisdiction (i) involving the performance of any MRI scans, CAT scans, x-rays, other diagnostic tests, physical therapy or any other services of the type currently performed and sold by any Acquired Company or Managed Company, (ii) involving the operation or management of any center or other facility providing any such scans, tests, therapy, procedures or services, or (iii) otherwise directly competitive with the business of HMC or Subsidiary as the same may from time to time be conducted. The Affordable Shareholders and Selling Management Companies agree that the remedy at law for any breach by any of them of the foregoing covenant would be inadequate and that HMC and Subsidiary would be entitled to injunctive relief in the case of any such breach. Should it be held at any time that the restriction placed upon Sellers by this Section 8(d) is too onerous and is not necessary for the protection of HMC and Subsidiary, the Affordable Shareholders and Selling Management Companies agree that any court of competent jurisdiction may impose any lesser restriction which such court may consider to be necessary or appropriate properly to protect HMC and Subsidiary. Each of the owners, directors, officers and employees of the Acquired Companies listed in Exhibit R hereto and shall enter into agreements with Buyer, which shall include individual non-competition covenants, in the form of Exhibit S hereto.

              (e)  Collection of Accounts Receivable.  After the
Closing, the Selling Management Companies shall assist Subsidiary and HMC in the collection of the accounts receivable of the Acquired Companies and Managed Companies as existing on the Effective Date in such manner as Subsidiary and HMC may from time to time request, at Subsidiary's and HMC's expense if any expense is entailed. Without limiting the generality of the foregoing, the Selling Management Companies shall permit Subsidiary and HMC to exercise the same rights as the Selling Management Companies could have if they had retained ownership of such accounts receivable and Subsidiary may endorse, deposit and collect any and all checks, drafts, money orders and instruments for the payment of money payable to any Acquired Company or Managed Company which is tendered in payment of any such accounts receivable. On or before the Effective Date, the Selling Management Companies will execute and deliver to Subsidiary such powers of attorney as Subsidiary may request to enable Subsidiary to effectuate the foregoing.

              (f) Audited Financial Statements. Following the Effective Date, the Affordable Shareholders and Selling Management Companies will provide Subsidiary and its accountants with all information in their possession as may be requested by Subsidiary and such accountants and provide all assistance as may be reasonably requested by Subsidiary and such accountants in connection with the preparation by Subsidiary, HMC and Fonar Corporation of such certified and other financial statements as they may be required to prepare and file with the Securities and Exchange Commission, NASDAQ and other governmental, quasi-governmental or regulatory agencies.

              (g) Liability of Affordable and Other Acquired Companies to Equity Owners. In consideration of the Merger and other transactions contemplated by this Agreement the Affordable Shareholders expressly release Affordable from any and all indebtedness and other liabilities and obligations owing to them effective on the Effective Date. From the date hereof until the Effective Date no Acquired Company shall pay any cash or distribute any of its assets or properties to satisfy any indebtedness, liability or obligation owing to any of its shareholders, members, partners or other equity owners. Under no circumstances will Subsidiary, through the Merger or otherwise, assume any liability or obligation of any of the Acquired Companies' to shareholders, members, partners or other equity owners.

              (h) Further Assurances. From time to time, at Subsidiary's or HMC's request (whether on or after the Effective
Date) and without further consideration, the Affordable Shareholders and Selling Management Companies, at Subsidiary's and HMC's expense, will execute and transfer and will take such other action as Subsidiary and HMC may reasonably request in order more effectively to give effect to the transactions contemplated hereby.

    9. Covenant of HMC and Subsidiary. HMC and Subsidiary covenant and agree with the Acquired Companies and Affordable
Shareholders as follows:

              (a) Books and Records; Access to Facilities. After the Effective Date, Subsidiary and HMC will permit the Selling Management Companies and Affordable Shareholders and their respective representatives, at such reasonable times as they may request, to inspect and make extracts from any books and records turned over by the Acquired Companies to Subsidiary and HMC on the Effective Date for the purpose of preparing any tax returns, liquidating or complying with other governmental requirements.

              (b) HMC or Subsidiary shall make available on a bi-weekly or more frequent basis to the Affordable Shareholder or their respective representatives records of billing, accounts receivable and cash receipts for the purposes of determining Average Monthly Performance.

    10. Conditions of HMC's and Subsidiary's Obligations. The obligations of HMC and Subsidiary under this Agreement are subject to the fulfillment to their reasonable satisfaction, prior to or at the Effective Date, of each of the following conditions:

              (a) Representations and Warranties True at Closing. The representations and warranties made by the Affordable Shareholders and the Acquired Companies in this Agreement and in any certificate or document delivered pursuant to the provisions hereof shall be true as of the Effective Date as though such representations and warranties were made at and as of such time.

              (b) Performance. The Affordable Shareholders, Acquired Companies and Management Companies shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or on the Effective Date or such other time as may be specifically required by this Agreement.

              (c) No Government Opposition. No governmental entity shall have made known, formally or informally, any opposition to, or questioning of, the consummation of the transactions contemplated hereby.

              (d) No Private Opposition. No private party shall have commenced an action or filed suit against any of the parties hereto questioning in any way the validity of this Agreement or the transactions contemplated hereby.

              (e) Compliance Certificate. The Acquired Companies shall have delivered to HMC and Subsidiary a certificate or certificates dated the Effective Date, of the appropriate executive officers of each of the Acquired Companies, certifying, in form satisfactory to HMC's and Subsidiary's counsel, to the fulfillment of the conditions specified in Sections 10(a) and 10(b).

              (f) Consents. The Acquired Companies shall have obtained all consents and approvals for the transactions contemplated hereby under the terms of any agreements of any Acquiring Company including the leases referred to in Exhibits F-1 and F-2 and all consents and approvals otherwise necessary to the operation by Subsidiaries of the businesses of the Acquired Companies after the Effective Date substantially as such businesses are presently operated, and the Acquired Companies shall have duly complied with all applicable provisions of law relating to such transfer.

              (g)  Opinion of Seller's Counsel.  HMC and
Subsidiary shall have received a favorable opinion of the Acquired Company's counsel dated the Effective Date, and satisfactory to HMC and Subsidiary, covering the following matters:

              (i) Representations and Warranties. The matters referred to in Sections 6(a), 6(b), 6(c), 6(d), 6(e), 6(i), 6(j) (with respect to title), 6(k) (with respect to title), 6(o) (with respect to compliance and defaults), 6(q) (to counsel's best knowledge), 6(v) (to counsel's best knowledge), 6(w) (with respect to conflicts) and 6(x).

              (ii) Proceedings. All corporate and other proceedings required by law or by the provisions of this Agreement to be taken by Seller in connection with the due consummation of the Merger and other transactions contemplated hereby have been duly and validly taken.

		(h)  Agreements with Certain Officers of Acquired
Companies. The individuals named in Exhibit I-2 and Exhibit R shall have entered into the agreements required.

              (i) Condition of Assets. The tangible assets of the Acquired Companies shall be in good operating condition and in a state of good maintenance and repair and shall have suffered no loss or damage, whether by reason of causes within or without the control of the parties and whether covered by insurance or not.

              (j) Proceedings and Documents. All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in legal substance and form to HMC's and Subsidiary's counsel, and HMC and Subsidiary shall have received all such counterpart originals or certified or other copies of such documents as HMC and Subsidiary may reasonably request.

              (k) Signatories on Managed Companies Accounts; Ownership and Control of Managed Companies. The signatories on all bank accounts of the Managed Companies shall be changed as requested by HMC and Subsidiary, and the ownership and control of the Managed Companies shall be changed as requested by HMC and Subsidiary.

    11. Conditions of Acquired Companies' Obligations. The obligations of the Affordable Shareholders and Acquired Companies under this Agreement are subject to the fulfillment to their reasonable satisfaction, prior to or at the Effective Date, of each of the following conditions:

              (a) Representations and Warranties True at Closing. The representations and warranties made by HMC and Subsidiary in this Agreement and in any certificate or document delivered pursuant to the provisions hereof shall be true at and as of the time of the Effective Date as though such representations and warranties are made at and as of such time.

              (b) Performance. HMC and Subsidiary shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Effective Date.

              (c) Compliance Certificate. HMC and Subsidiary shall have delivered to the Affordable Shareholders and the Acquired Companies a certificate of appropriate executive officers of HMC and the Subsidiary, dated the Effective Date, certifying as to the fulfillment of the conditions specified in Sections 11(a) and 11(b).

              (d) Proceedings and Documents. All proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be satisfactory in legal substance and form to the Acquired Companies' counsel, and the Acquired Companies shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.


    12. Expenses. Except as otherwise provided herein, each party will pay all costs and expenses attributable to its performance of and compliance with all agreements and conditions contained in this Agreement to be performed or complied with by it (including, without limitation, all fees and expenses of counsel).

    13. Survival of Representations and Warranties. All statements, representations and agreements contained in any certificate or other instrument delivered by officers, employees, representatives or agents of the Acquired Companies or the Affordable Shareholders or any of them pursuant to this Agreement, or otherwise made by them or any of them in writing as a condition of, or otherwise in connection with, the transactions contemplated hereby, shall be deemed also to be representations and warranties by Acquired Companies and the Affordable Shareholders hereunder. Such statements, representations and agreements and the representations and warranties made by the Acquired Companies and Affordable Shareholders in this Agreement shall survive the Effective Date.

    14. Indemnification. The Acquired Companies and the Affordable Shareholders jointly and severally shall indemnify and hold harmless HMC and Subsidiary from and against all losses, liabilities, obligations, claims, lawsuits, judgments, costs and expenses (including reasonable attorneys' fees) arising from any misrepresentation, breach of warranty or breach of covenant by any Affordable Shareholder, Acquired Company or Managed Company under this Agreement or the failure of any Affordable Shareholder or Acquired Company or Affordable Shareholder to perform any obligation required to be performed by any of them hereunder.

    15.  Offset Against Escrowed Shares.  For a period of seven
(7) months following the Effective Date of the Merger, 375,000 shares of the shares of Common Stock of Fonar being held in escrow pursuant to Paragraph 5(b)(i) of this Agreement shall not be sold or released from escrow, but shall remain in escrow as security for the indemnification provided in Paragraph 14 hereof. In the event that any representations and warranties made by the Affordable Shareholders, Acquired Companies or Managed Companies in this Agreement shall be untrue in any material respect and have an adverse effect on the business or financial condition of Subsidiary, then HMC and Subsidiary may give notice to the Escrow Agent to return to Subsidiary such number of shares of Fonar Common Stock being held in escrow pursuant to Section 5(b)(i) having a market value equal to the amount of any loss or damage suffered or incurred by HMC or Subsidiary as a result thereof.
The market value of such shares of Fonar Common Stock to be returned shall be determined based on the closing price of $2.34375 ($2 11/16) per share for Fonar Common Stock on May 21, 1997 as reported on the NASDAQ systems. Upon receipt of such notice the Escrow Agent shall give written notice to the Affordable Shareholders or their assigns of HMC's and Subsidiary's demand. If the Affordable Shareholders or their assigns do not object in writing to HMC's and Subsidiary's demand within 30 days of the giving of such notice, the Escrow Agent shall return such number of shares to Subsidiary. If the Affordable Shareholders or their assigns do object, then the Escrow Agent shall continue to hold such number of shares in escrow pending resolution of the dispute by agreement of the parties or appropriate legal proceedings. The remedy and procedure provided herein shall not be exclusive, and HMC and Subsidiary may elect to pursue other remedies available at law, in equity or as provided by this Agreement in lieu of such remedy or concurrently with such remedy.

    16. Assignment. No assignment of rights or obligations hereunder shall be made by any party without the express written prior approval of the other parties.

    17. Notices, Et Cetera. All notices, consents and other communications hereunder shall be in writing (except for those relating to day-to-day transactions in the ordinary course of business where representatives of the parties may reach a decision, subsequently to be confirmed in writing) and shall be deemed to have been given when delivered or mailed by first-class, registered or certified mail, postage prepaid, addressed (a) if to any Acquired Company, Managed Company or Affordable Shareholder, at RD 2, Route 121, Brewster, New York 10509; or at such other address as shall have been furnished by the giving of notice thereof, or (b) if to HMC or Subsidiary, at 110 Marcus Drive, Melville, New York 11747; Attention: President, or at such other address as HMC and Subsidiary shall have furnished by the giving of notice thereof.

    18. Publicity; Confidentiality. No party to this Agreement shall directly or indirectly make or cause to be made any public announcements or issue any notices in any form (other than as may be required by law) with respect to this Agreement or the transactions contemplated hereby without the consent in writing of the other parties, provided, however, that following the Effective Date HMC or Subsidiary may issue any such public announcements or notices. Following the issuance of a public announcement by HMC or Subsidiary, the other parties hereto may do so as well. In the event that the transactions contemplated by this Agreement shall not be consummated, each party shall return all such written information as it shall have received from the other parties in connection with this Agreement. Thereafter each party shall continue to hold the others' information in confidence, according to such information the same degree of security generally accorded its own proprietary information.

    19. Approval of Shareholders. The Affordable Shareholders represent and warrant that they are also the shareholders, members and partners, as the case may be, of the other Acquired Companies and agree that by their execution of this Agreement they are approving the Merger and other transactions contemplated hereby in their capacities as shareholders, members and partners of all of the Acquired Companies. HMC represents and warrants that it is the sole stockholder of Subsidiary and that by the execution of this Agreement it is approving the Merger in its capacity as the sole stockholder of Subsidiary.

    20. Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of such parties. This Agreement may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of such change, waiver, discharge or termination is sought. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. The headings of this Agreement are for reference only, and shall not limit or otherwise affect any of the terms or provisions hereof. This Agreement may be executed in several counterparts and may be executed by the respective parties hereto on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.




    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in the manner legally binding upon them as of the date first above written.

                                U.S. HEALTH MANAGEMENT CORPORATION

                                By: /s/ Timothy R. Damadian
                                     Timothy R. Damadian,
                                     President

[Seal]

ATTEST:

/s/ Henry Meyer
Henry Meyer

                                HMCM INC.

                                By: /s/ Timothy R. Damadian
                                    Timothy R. Damadian,
                                    President

[Seal]

ATTEST:

/s/ Henry Meyer
Henry Meyer

                               BRONX DIAGNOSTIC IMAGING, LLC

[Seal]                         By:  /s/ Nicholas Canosa
                                    Nicholas Canosa
                                    President
                                    Member/Manager

ATTEST:

/s/ Rocco Vozza
Rocco Vozza
Secretary
Member/Manager





                               AFFORDABLE DIAGNOSTICS, INC.

                               By: /s/ Nicholas Canosa
                                   Nicholas Canosa
[Seal]                             President

ATTEST:

/s/ Rocco Vozza
Rocco Vozza
Secretary
                               MAGNETIC CONNECTIONS

                               By: /s/ Nicholas Canosa
                               Nicholas Canosa
[Seal]                         President

ATTEST:

/s/ Rocco Vozza
Rocco Vozza
Secretary
                               YONKERS DIAGNOSTIC, LLC

                               By: /s/ Nicholas Canosa
                               Nicholas Canosa
[Seal]                         President

ATTEST:

/s/ Rocco Vozza
Rocco Vozza
Secretary
Member/Manager

                               N.E. MEDICAL BILLING SERVICE

                               By: /s/ Nicholas Canosa
                               Nicholas Canosa
[Seal]                         President

ATTEST:

/s/ Rocco Vozza
Rocco Vozza
Secretary
                               /s/ Nicholas Canosa
                               NICHOLAS CANOSA

                               /s/ Rocco Vozza
                               ROCCO VOZZA

                               /s/ Anthony R. Evans
                               ANTHONY R. EVANS

                               /s/ Franklin S. Canosa
                               FRANKLIN S. CANOSA

                               /s/ Anthony Tenore
                               ANTHONY TENORE